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                                                                   EXHIBIT 10.34


                 FIRST AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

         This First Amendment to Change in Control Severance Agreement (the "Amendment") is executed by David L. Redmond (the "Executive") and Beverly Enterprises, Inc., a Delaware corporation (the "Company" or "Beverly"), to amend the Change in Control Agreement dated as of December 8, 1995, between the Executive and the Company (the "Agreement"). The Executive and the Company hereby agree as follows:

         1. Definitions. Unless expressly defined in this Amendment, the capitalized terms used in this Amendment have the definitions attributed to them in the Agreement, and the definitions of those terms in the Agreement are incorporated herein by reference.

         2. Employer. Executive is employed by Pharmacy Corporation of America ("PCA"), a subsidiary of the Company. Accordingly, all references to "the Company" in Paragraphs 1(b), 1(e), 1(g), 1(h), and 4(d) of the Agreement shall mean PCA and not Beverly. The parties agree that all references to the Company in paragraphs 2, 3(a), 3(b), 6, 7, 8, 11, 12, 13 and 19 shall include PCA and Beverly. The parties further agree that all references to "the Company" in paragraphs 1(c), 4(b), 4(c) (i) and (ii), 4(e), (f), (g), 5, 14, and 20 shall mean only Beverly.

         3.      Termination of Employment.

         Section 1(h) of the Agreement is amended to add the following:

                 Termination of employment shall mean the termination of the Executive's employment by Beverly, or by PCA if PCA terminates the Executive as a result of the Change in Control of Beverly, other than such a termination in connection with an offer of immediate reemployment by a successor or assign of Beverly or purchaser of Beverly or its assets under terms and conditions which would not permit the Executive to terminate his employment for Good Reason.


         4.      Eligibility for Severance Benefits.

         Section 3 of the Agreement is amended to add the following:

                 The Executive shall be eligible for the Severance Benefits described in Paragraph 4 of the Agreement, except that Executive shall be entitled to those benefits for a one (1) year period only, if (a) the Company does not, by December 31, 1996 (i) sell some or all of the capital stock of Pharmacy Corporation of America ("PCA") to the general public in an initial public offering or series of public offerings or (ii) distribute to the Company's shareholders some or all of the outstanding capital stock of PCA, and if Executive as a result of either of the above, terminates his employment with PCA within thirty-one (31) days of that date and in no event later than February 1, 1997; or (b) the Executive has a Termination of Employment initiated (i) by the Company or PCA without Cause, or (ii) by the Executive for Good Reason.

         5.      Relocation Benefit.

         Section 4(d) of the Agreement is amended by replacing Fort Smith, Arkansas with Tampa, Florida.

         6.      Excise Tax Indemnification.

         Section 5 of the Agreement is amended to add the following paragraph:

                 If, in the written opinion of a Big 6 accounting firm engaged by either the Company or the Exeuctive for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service, unless the Company by written notice to the Executive elects to contest the allegation by the Internal Revenue Serviece (at the Company's expense), in which case no payment hereunder shall be paid and the Company shall prosecute its position to any conclusion it chooses, the aggregate of the benefit payments received by the Executive pursuant to the Employment Agreement executed on August 1, 1993 by the Executive and Pharmacy Management Services, Inc. ("PMSI") and any and all Addenda, including the Severance Agreement executed by the Executive and PMSI as amended on February 15, 1995, (the "Payments"), would constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code (the "Code"), then the Company will pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount of Payments retained by the Executive, after deduction of any (i) excise tax on the payments provided for in this paragraph; (ii) federal, state or local income tax on Gross-Up Payment, and (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration the Executive would have received pursuant to the Payments, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if
         Section 280G(b) and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within thirty (30) days after such final determination by the Internal Revenue Service. Any payments under this Paragraph shall be in lieu of any gross-up payments otherwise due Executive under any agreement with PMSI, PCA, or the Company relating to said Payments.

         7.      Disputes.

         Section 8 of the Agreement is amended by replacing Fort Smith, Arkansas with Tampa, Florida.







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         8.      Entire Agreement.

         Section 18 of the Agreement is amended by replacing it with the following Paragraph:

                 This Agreement, together with the Indemnification Agreement attached hereto as Exhibit A (the "Beverly Indemnification Agreement") sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including the Employment Agreement executed on August 1, 1993 by the Executive and Pharmacy Management Services, Inc. ("PMSI") and any and all Addenda including the Severance Agreement executed by the Executive and PMSI as amended on February 16, 1995, and the Indemnity Agreement executed by the Executive and PMSI and dated as of 1993, except for Section
         3.12 of the Agreement and Plan of Merger dated December 26, 1994, as amended May 19, 1995, between PMSI and Beverly. The parties further intend that this Agreement and the Beverly Indemnification Agreement shall constitute the complete and exclusive statement of their respective terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement or the Beverly Indemnification Agreement.

         9. Continued Effectiveness. Except as amended by this Amendment, the Agreement continues in full force and effect. The Amendment will become effective when executed by the Executive and the Company.


BEVERLY ENTERPRISES, INC.                          EXECUTIVE


By:
         Boyd W. Hendrickson                       David L. Redmond
         President and Chief Operating Officer     2514 Prospect Road
         5111 Rogers Avenue, Suite 40-A            Tampa, FL 33629
         Fort Smith, AR 72919


By:
         Robert W. Pommerville
         Executive Vice President,
         General Counsel and Secretary

         5111 Rogers Avenue, Suite 40-A
         Fort Smith, AR 72919
         Attention:  Secretary






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